Exhibit 99.1

ContraFect Reports Second Quarter 2023 Financial Results and

Provides Business Update

YONKERS, New York – August 14, 2023 — ContraFect Corporation (Nasdaq: CFRX), a clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announces business updates and financial results for the second quarter ended June 30, 2023.

“We remain on track to file an IND for our second program, CF-370, which is our engineered lysin targeting Gram-negative pathogens, in the third quarter. If we are ultimately able to provide doctors and patients with a totally new treatment modality for infections from Pseudomonas, Acinetobacter and Klebsiella, including the extreme antibiotic-resistant strains, we have the potential to significantly improve clinical outcomes and save lives,” said Roger J. Pomerantz, M.D., ContraFect’s President, Chief Executive Officer, and Chairman. “I am pleased to be on the cusp of having CF-370 in clinical trials and at the same time enrolling patients in our Phase 1b/2 clinical study of intra-articular exebacase for the treatment of chronic prosthetic joint infections. Our programs continue to provide hope for patients suffering from these infections that there will be a much needed change in the current standard of care for treatment of these diseases.”

Second Quarter 2023 Highlights and Recent Developments

•	In June 2023, at ASM Microbe 2023 held in Houston, Texas, the Company presented multiple posters with new data on programs across its portfolio:

CF-370, a first-in-class engineered lysin with broad spectrum activity against Gram-negative pathogens

Data from multiple in vivo studies of the efficacy of CF-370 were presented. The administration of IV CF-370, in addition to either IV amikacin or meropenem, achieved significant reductions in bacterial densities compared to the administration of either antibiotic alone in neutropenic rabbit models of respiratory infection due to Klebsiella pneumoniae (K. pneumoniae). The results of these studies are consistent with the levels of efficacy seen in previously presented models of infection with other Gram-negative pathogens, including multi-drug (MDR) and extensively-resistant (XDR) strains Pseudomonas aeruginosa of (P. aeruginosa).

Data were also presented from a study of the relationship between CF-370 exposure and efficacy in a rabbit pneumonia model caused by a carbapenem-resistant P. aeruginosa. Consistent with the results seen in previous animal studies, CF-370 administered in addition to meropenem achieved a significant reduction in bacterial density compared to meropenem administered alone. Importantly, this study provided the Company with key data for determination of the appropriate PK target to drive clinical efficacy of CF-370 when administered in addition to standard of care antibiotics.

CF-296, a first-in-class engineered lysin with broad spectrum activity against Staphylococci

New data were presented from an in vivo study of CF-296 for the treatment of osteomyelitis resulting from methicillin-resistant Staphylococcus aureus (MRSA). CF-296, in addition to daptomycin, demonstrated the greatest reduction in the concentration of bacteria colonies in the bone. The study provides further support for the clinical study of DLAs as potential therapies for invasive, biofilm driven infections.

Engineered lysins with potent in vitro activity against Burkholderia spp. and Yersinia pestis

The Company presented data from multiple in vitro studies, including the determination of minimal inhibitory concentration (MIC) values, time-kill assays, fluorometric uptake assays for N-Phenyl-1-naphthylamine (NPN) to demonstrate the disruption of the outer membrane of Gram-negative bacteria and, to demonstrate safety and specificity, the data showed no impact of these lysins with regards to hemolysis of human red blood cells. The Company has selected lead lysins with highly potent and extremely rapid bactericidal activity for further preclinical development and progression into animal efficacy studies.

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In June 2023, the Company received $9.6 million from the exercise of common stock purchase warrants pursuant to an inducement agreement with an institutional investor. The proceeds are expected to be used to support the upcoming regulatory filing of an investigational new drug (IND) application for CF-370 and the subsequent initiation of Phase 1 single ascending and multiple ascending dose studies of CF-370 in healthy volunteers and to continue the enrollment of patients in the Phase 1b/2 clinical study of intra-articular exebacase for the treatment of chronic prosthetic joint infections (PJI).

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In April 2023, the Company began dosing patients in the Phase 1b/2 study of exebacase in patients with chronic PJI due to Staphylococcus aureus (S. aureus) or Coagulase-Negative Staphylococci (CoNS). The study is a randomized, double-blind, placebo-controlled clinical study conducted in France to assess the safety, pharmacokinetics (PK), and efficacy of intra-articularly administered exebacase in patients with chronic PJI of the knee due to S. aureus or CoNS. The study will be conducted in two parts. Part I will assess efficacy at an early, six-week timepoint in addition to safety and PK. Part II will be a long-term clinical safety and efficacy follow-up for a period of up to two years. Patients entering the study will be randomized 3:1 to either exebacase or placebo, with patients receiving study drug in the setting of a minimally-invasive arthroscopic debridement, antibiotics, irrigation, and retention (DAIR) Procedure.

Second Quarter 2023 Financial Results

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Research and development (R&D) expenses were $4.9 million for the second quarter of 2023 compared to $16.8 million in the comparable period in 2022. This decrease was primarily attributable to significantly reduced expenditures on chemistry, manufacturing and controls (CMC) activities for exebacase, contract research organizations (CROs) to support the completion of the Phase 3 DISRUPT study of exebacase, and external clinical consultants and headcount and related personnel costs as compared to the second quarter of 2022 when late-stage development activities were being progressed.

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General and administrative (G&A) expenses were $3.1 million for the second quarter of 2023 compared to $3.3 million in the comparable period in 2022. This decrease was primarily attributable to a decrease in personnel costs and related expenses.

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Net loss was $7.6 million, or a loss of $1.94 per share, for the second quarter of 2023 compared to net loss of $18.1 million, or a loss of $36.79 per share, for the comparable period in 2022. The net loss in the current period includes a $0.4 million, or $0.10 per share, non-cash charge related to the change in fair value of the Company’s warrant liabilities. In the prior year period, the net loss included a $1.9 million, or $3.90 per share, non-cash charge from the change in the fair value of the Company’s warrant liabilities.

•	As of June 30, 2023, ContraFect had cash and cash equivalents of $14.4 million.

About ContraFect:

ContraFect is a biotechnology company focused on the discovery and development of DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including P. aeruginosa, Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis, with our lead lysin candidate, exebacase, which is the first lysin to enter clinical studies in the U.S. Exebacase was granted Breakthrough Therapy designation by the FDA for the treatment of MRSA bloodstream infections, including right-sided endocarditis, when used in addition to SOC anti-staphylococcal antibiotics.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Activities related to exebacase during the period of performance under the contract will be funded in part with federal funds from HHS; ASPR; BARDA, under contract number 75A501212C00021.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, expected timing of, and data results from, trials and clinical studies involving product candidates; the Company’s future strategy and cash runway; whether direct lytic agents, including CF-370, show significant activity and potency against the most drug resistant Gram-negative pathogens, whether ContraFect will address life-threatening infections using therapeutic candidates from its DLA platform, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as MRSA, Pseudomonas aeruginosa and Acinetobacter baumannii. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including, without limitation, that ContraFect has and expects to continue to incur significant losses, ContraFect’s need for additional funding, which may not be available, the occurrence of any adverse events related to the discovery, development and commercialization of ContraFect’s product candidates such as unfavorable clinical trial results, insufficient supplies of drug products, the lack of regulatory approval, or the unsuccessful attainment or maintenance of patent protection, the Company’s ability to remained listed on the Nasdaq Capital Markets, changes in management may negatively affect ContraFect’s business and other important risks detailed under the caption “Risk Factors” in ContraFect’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, as will be updated by ContraFect’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 and its other filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

(in thousands)

	June 30, 2023	December 31, 2022
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$14,422	$8,907
Marketable securities	—	4,775
Prepaid expenses	1,521	1,382
Other current assets	571	2,642

Total current assets	16,514	17,706
Property and equipment, net	556	627
Operating lease right-of-use assets	2,077	2,241
Other assets	105	105

Total assets	$19,252	$20,679

(in thousands)

	June 30, 2023	December 31, 2022
	(unaudited)	(audited)
Liabilities and stockholders’ deficit
Current liabilities	$16,473	$20,840
Warrant liabilities	1,861	9,299
Long-term portion of lease liabilities	1,988	2,210
Other liabilities	38	182

Total liabilities	20,360	32,531
Total stockholders’ deficit	(1,108)	(11,852)

Total liabilities and stockholders’ deficit	$19,252	$20,679

CONTRAFECT CORPORATION

Unaudited Statements of Operations

(in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$4,870	$16,760	$10,165	$29,485
General and administrative	3,105	3,266	6,668	6,520

Total operating expenses	7,975	20,026	16,833	36,005

Loss from operations	(7,975)	(20,026)	(16,833)	(36,005)
Other income (expense):
Interest income	114	21	201	55
Other expense	(96)	—	(96)	—
Change in fair value of warrant liabilities	389	1,916	7,789	(2,296)

Total other income (expense), net	407	1,937	7,894	(2,241)

Net loss	$(7,568)	$(18,089)	$(8,939)	$(38,246)

Per share information:
Basic and diluted net loss per share	$(1.94)	$(36.79)	$(3.04)	$(77.79)

Shares used in computing net loss per share	3,901,839	491,626	2,943,979	491,626

In this release, management has presented its financial position as of June 30, 2023 and its operating results for the three and six months ended June 30, 2023 and 2022 in accordance with U.S. Generally Accepted Accounting Principles (GAAP). All share and per share amounts have been adjusted for all periods presented to reflect a one-for-eighty reverse stock split effected on February 14, 2023. The Company’s financial position as of December 31, 2022 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2023. You should refer to the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a complete discussion of financial information.

Investor Relations Contacts:

Michael Messinger

ContraFect Corporation

Email: mmessinger@contrafect.com